JP CENTURION & PARTNERS

**JP CENTURION & PARTNERS PLT**
Reg. No: 202006000025 (LLP0025093-LCA) & AF 002366
Chartered Accountants
A Firm registered with Malaysian Institute of Accountants and US PCAOB

No. 36G-2, Jalan Radin Anum
Bandar Baru Sri Petaling
57000 Kuala Lumpur
Malaysia
Tel: +603 9057 3131

June 07, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sir:

We have read Item 4.01(a) of Ecco Auto World Corporation's Form 8-K dated June 07, 2022, and we agree with the statements made therein as related to our firm. We have neither agree nor disagree with other statements of the registrant therein.

Yours truly,

***/s/ JP Centurion & Partners PLT***
JP CENTURION & PARTNERS PLT

KUALA LUMPUR, MALAYSIA